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                                                                   EXHIBIT 23.10

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Amendment No. 1 of Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Patriot American Hospitality, Inc. and Wyndham International, Inc. (File No. 333-44203) of our reports (i) dated February 12, 1997 except for Note 21, Note 22 and the last paragraph of Note 2, as to which the date is December 1, 1997, of our audit of the consolidated financial statements of Interstate Hotels Company, (ii) dated January 17, 1996, on our audit of the financial statements of Troy Hotel Investors and (iii) dated February 7, 1995, on our audit of the financial statements of Troy Park Associates.

                                    /s/ COOPERS & LYBRAND L.L.P.

Pittsburgh, Pennsylvania
February 9, 1998